Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
October 29, 2014	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Increases Earnings

for the Third Quarter and First Nine Months of 2014

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported increased earnings for the third quarter and the first nine months of 2014. Earnings for the third quarter of 2014 were $33.3 million or $0.48 per diluted share, an increase from earnings of $22.2 million or $0.44 per diluted share for the third quarter of 2013. Earnings for the first nine months of 2014 were $96.6 million or $1.44 per diluted share, up from earnings of $66.0 million or $1.31 per diluted share for the first nine months of 2013.

Third quarter of 2014 results produced a return on average assets of 1.10% and a return on average equity of 7.96%, respectively. For the first nine months of 2014, United’s return on average assets was 1.12% while the return on average equity was 8.22%. United’s Federal Reserve peer group’s (bank holding companies with total assets over $10 billion) most recently reported average return on assets and average return on equity were 0.93% and 8.20%, respectively, for the first half of 2014. United’s annualized returns on average assets and average equity were 1.04% and 8.64%, respectively, for the third quarter of 2013 while the returns on average assets and average equity was 1.05% and 8.72%, respectively, for the first nine months of 2013.

“We are pleased with our financial performance for the third quarter and first nine months of 2014,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “Our merger with Virginia Commerce has been accretive to earnings per share and has positioned United Bank as the largest headquartered bank in the nation’s capital metropolitan statistical area with assets of $7.2 billion. Total assets for United Bankshares are now over $12 billion.”

On January 31, 2014, United completed its acquisition of Virginia Commerce Bancorp, Inc. (Virginia Commerce) of Arlington, Virginia. The results of operations of Virginia Commerce are included in the consolidated results of operations from the date of acquisition. As a result, comparisons for the third quarter and first nine months of 2014 to the third quarter and first nine months of 2013 are impacted by increased levels of average balances, income, and expense due to the acquisition. At consummation, Virginia Commerce had assets of approximately $2.8 billion, loans of $2.1 billion, and deposits of $2.0 billion.

The results for the third quarter and first nine months of 2014 included noncash, before-tax, other-than-temporary impairment charges of $4.7 million and $5.8 million, respectively, on certain investment securities. No noncash, before-tax, other-than-temporary impairment charges were recognized during the third quarter of 2013. The results for the first nine months of 2013 included noncash, before-tax, other-than-temporary impairment charges of $971 thousand on certain investment securities. As previously reported, United sold a former branch building during the first quarter of 2014 which resulted in a before-tax gain of $9.0 million. In addition, the results for the first nine months of 2014 included merger related expenses and charges of $5.3 million as compared to $1.6 million in the first nine months of 2013.

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October 29, 2014

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Tax-equivalent net interest income for the third quarter of 2014 was $97.5 million, an increase of $28.4 million or 41% from the third quarter of 2013. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Virginia Commerce acquisition. Average earning assets increased $3.0 billion or 40% from the third quarter of 2013. Average net loans increased $2.4 billion or 37% for the third quarter of 2014 while average investment securities increased $467.3 million or 57%. In addition, the average cost of funds declined 9 basis points from the third quarter of 2013. Partially offsetting the increases to tax-equivalent net interest income for the third quarter of 2014 was a decline of 5 basis points in the average yield on earning assets as compared to the third quarter of 2013. The net interest margin for the third quarter of 2014 was 3.66%, which was an increase of a basis point from a net interest margin of 3.65% for the third quarter of 2013.

Tax-equivalent net interest income for the first nine months of 2014 was $279.9 million, an increase of $74.8 million or 36% from the first nine months of 2013. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Virginia Commerce acquisition. Average earning assets increased $2.7 billion or 36% from the first nine months of 2013. Average net loans increased $2.1 billion or 33% for the first nine months of 2014 while average investment securities increased $488.5 million or 63%. In addition, the average cost of funds declined 11 basis points from the first nine months of 2013. Partially offsetting the increases to tax-equivalent net interest income for the first nine months of 2014 was a decline of 9 basis points in the average yield on earning assets as compared to the first nine months of 2013. The net interest margin for the first nine months of 2014 was 3.69%, which was an increase of a basis point from a net interest margin of 3.68% for the first nine months of 2013.

On a linked-quarter basis, United’s tax-equivalent net interest income for the third quarter of 2014 increased $2.0 million or 2% due mainly to an increase in average earning assets and a decrease in the average cost of funds. Average earning assets increased $199.3 million or 2% during the quarter. Average net loans increased $177.9 million or 2%. Average short-term investments increased $24.8 million or 7% while average investment securities were flat, decreasing $3.4 million or less than 1% for the quarter. The third quarter of 2014 average cost of funds decreased a basis point while the average yield on earning assets decreased 4 basis points from the second quarter of 2014. The net interest margin of 3.66% for the third quarter of 2014 was a decrease of 3 basis points from the net interest margin of 3.69% for the second quarter of 2014.

For the quarters ended September 30, 2014 and 2013, the provision for loan losses was $4.7 million and $4.8 million, respectively, while the provision for the first nine months of 2014 was $15.6 million as compared to $14.9 million for the first nine months of 2013. Net charge-offs were $4.0 million and $14.1 million for the third quarter and first nine months of 2014, respectively, as compared to $4.8 million and $14.3 million for the third quarter and first nine months of 2013, respectively. Annualized net charge-offs as a percentage of average loans was 0.18% and 0.22% for the third quarter and first nine months of 2014, respectively. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 0.30% for the first half of 2014.

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Noninterest income for the third quarter of 2014 was $16.3 million, which was a decrease of $2.0 million from the third quarter of 2013. Included in noninterest income for the third quarter of 2014 were noncash, before-tax, other-than-temporary impairment charges of $4.7 million on certain investment securities. No noncash, before-tax, other-than-temporary impairment charges were recognized during the third quarter of 2013. In addition, net gains on sales and calls of investment securities were $1.3 million and $101 thousand for the third quarter of 2014 and 2013, respectively. The $1.3 million net gain for the third quarter of 2014 was due to the sale of four trust preferred collateralized debt obligations (“Trup Cdos”) in response to Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the Volcker Rule. Under the Volcker Rule, these four securities were identified by United as covered funds and were required to be divested of before July 21, 2015. United believes the remaining Trup Cdo portfolio is excluded from the scope of the Volcker Rule. Excluding the noncash, other-than-temporary impairment charges as well as the net gains from sales and calls of investment securities, noninterest income for the third quarter of 2014 increased $1.5 million or 8% from the third quarter of 2013. This increase for the third quarter of 2014 was due primarily to an increase of $793 thousand in fees from deposit services as a result of increased debit card and automated teller machine (ATM) usage as a result of the Virginia Commerce merger. Also, income from trust and brokerage services increased $468 thousand due to an increase in volume and the value of assets under management.

Noninterest income for the first nine months of 2014 was $62.0 million, which was an increase of $6.2 million from the first nine months of 2013. Included in noninterest income for the first nine months of 2014 was the previously mentioned net gain of $9.0 million on the sale of bank premises as well as noncash, before-tax, other-than-temporary impairment charges of $5.8 million on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $971 thousand on certain investment securities for the first nine months of 2013. In addition, net gains on sales and calls of investment securities were $2.1 million and $589 thousand for the first nine months of 2014 and 2013, respectively. Excluding the net gain on the sale of bank premises, the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income for the first nine months of 2014 was flat from the first nine months of 2013. Increases in income from trust and brokerage services of $1.5 million due to increased volume and value of assets under management and fees from deposit services of $1.4 million due to increased debit card and ATM usage were virtually offset by decreases in mortgage banking income of $838 thousand due to fewer sales in the secondary market, income from bank-owned insurance policies of $691 thousand due to large death benefits in 2013 and income from derivatives not in hedge relationships of $753 thousand due to a change in the fair value.

On a linked-quarter basis, noninterest income for the third quarter of 2014 decreased $2.8 million from the second quarter of 2014. Included in the results for the third quarter and second quarter of 2014 were noncash, before-tax, other-than-temporary impairment charges of $4.7 million and $421 thousand, respectively. In addition, the results for the third quarter of 2014 included net gains on sales and calls of investment securities of $1.3 million. Excluding the noncash, other-than-temporary impairment charges as well as net gains from sales and calls of investment securities, noninterest income was flat on a linked-quarter basis. Increases in fees from deposit services of $232 thousand as a result of increases in overdraft fees and mortgage banking income of $336 thousand due to increased sales in the secondary market were mostly offset by declines in income from trust and brokerage services of $167 thousand due to decreased volume as well as the timing of annual and one-time service fees and income from bank-owned insurance policies of $120 thousand due to a decline in the cash surrender value.

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Noninterest expense for the third quarter of 2014 was $57.8 million, an increase of $9.3 million or 19% from the third quarter of 2013 due mainly to the Virginia Commerce merger. Accordingly, most major categories of noninterest expense showed increases. In particular, employee compensation increased $4.9 million, net occupancy expenses increased $1.5 million, data processing fees increased $905 thousand and equipment expense increased $416 thousand. These increases were due mainly to the additional employees, offices, equipment, and data processing expenses as a result of the Virginia Commerce acquisition. In addition, Federal Deposit Insurance Corporation (FDIC) insurance expense for the third quarter of 2014 increased $442 thousand from the third quarter of 2013 due to a higher assessment base as a result of the Virginia Commerce acquisition. Partially offsetting these increases was a decrease of $1.1 million in employee benefits due to a decline in pension expense as a result of an increase in the value at year-end 2013.

Noninterest expense for the first nine months of 2014 was $176.3 million, an increase of $30.9 million or 21% from the first nine months of 2013 due mainly to the Virginia Commerce merger. Accordingly, most major categories of noninterest expense showed increases. In particular, employee compensation increased $17.9 million including $3.6 million of merger severance charges, net occupancy expenses increased $4.4 million, data processing fees increased $2.2 million, and equipment expense increased $1.1 million. These increases were due mainly to the additional employees, offices, equipment, and data processing expenses as a result of the Virginia Commerce acquisition. In addition, FDIC insurance expense for the first nine months of 2014 increased $897 thousand from the first nine months of 2013 due to a higher assessment base as a result of the Virginia Commerce acquisition. Partially offsetting these increases was a decrease of $1.9 million in employee benefits due to a decline in pension expense as a result of an increase in the value at year-end 2013.

On a linked-quarter basis, noninterest expense for the third quarter of 2014 increased $603 thousand or 1% from the second quarter of 2014. This increase was due primarily to increases of $781 thousand and $627 thousand in other real estate owned (OREO) expense due to declines in the fair values of OREO properties and employee compensation due to increased commissions, respectively. Partially offsetting these increases was a decrease of $437 thousand in employee benefits expense due to a decrease in health insurance costs.

United’s asset quality continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.09% at September 30, 2014 compares favorably to the most recently reported percentage of 1.39% at June 30, 2014 for United’s Federal Reserve peer group. At September 30, 2014, nonperforming loans were $97.9 million, up from nonperforming loans of $81.1 million or 1.21% of loans, net of unearned income, at December 31, 2013. The increase was due mainly to six loans totaling $15.3 million to four commercial customers being over 90 days past due, on nonaccrual status or considered restructured at September 30, 2014. The loss potential on these loans have been evaluated and allocated within the company’s allowance for loan losses. As of September 30, 2014, the allowance for loan losses was $75.7 million or 0.84% of loans, net of unearned income, as compared to $74.2 million or 1.11% of loans, net of unearned income, at December 31, 2013. The decline in the ratio at September 30, 2014 of the allowance for loan losses as a percentage of loans, net of unearned income was because United was unable to carry-over Virginia Commerce’s previously established allowance for loan losses because acquired loans are recorded at fair value in accordance with accounting rules. Therefore, United recorded a downward fair value adjustment of approximately $90.4 million on the loans acquired from Virginia Commerce. Total nonperforming assets of $140.3 million, including OREO of $42.4 million at September 30, 2014, represented 1.16% of total assets.

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United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.4% at September 30, 2014 while its Tier I capital and leverage ratios are 12.5% and 10.6%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

During the third quarter of 2014, United’s Board of Directors declared a cash dividend of $0.32 per share. United has increased its dividend to shareholders for 40 consecutive years. The annualized 2014 dividend of $1.28 equates to a yield of approximately 4% based on recent UBSI market prices.

United has consolidated assets of approximately $12.1 billion with 131 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its September 30, 2014 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2014 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, noninterest income excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

GAAP total non-interest income results are adjusted for other-than-temporary impairment charges (OTTI) on certain investment securities, net gains or losses on the sale of securities and any infrequent noninterest income items. Management believes noninterest income without OTTI charges, net securities gains or losses and infrequent noninterest income items is more indicative of United’s performance because it isolates income that is primarily customer relationship driven and is more indicative of normalized operations. In addition, these items can fluctuate greatly from quarter to quarter and are difficult to predict.

The efficiency ratio used by United focuses on the performance of its core business operations. It is used by management as a measure of operating expense control. In general, the GAAP efficiency ratio is total noninterest expenses as a percentage of net interest income plus total noninterest income as shown on the face of the Consolidated Statements of Income. In United’s calculation of its efficiency ratio, amortization of intangibles, OREO expense and any infrequent noninterest expenses are excluded from total noninterest expenses. Net interest income is increased for the favorable treatment of tax-exempt income and excludes securities gains and losses as well as any infrequent noninterest income items from total noninterest income. Management believes that excluding these items is more indicative of United’s normalized operations and is highly useful in comparing period-to-period core operating performance.

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Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30 2014	September 30 2013	September 30 2014	September 30 2013
EARNINGS SUMMARY:
Interest income, taxable equivalent (non-GAAP)	$108,429	$78,199	$311,606	$233,042
Interest expense	10,939	9,075	31,668	27,860
Net interest income, taxable equivalent (non-GAAP)	97,490	69,124	279,938	205,182
Taxable equivalent adjustment	1,572	1,494	4,786	4,527
Net interest income (GAAP)	95,918	67,630	275,152	200,655
Provision for loan losses	4,748	4,777	15,628	14,924
Noninterest income	16,319	18,335	61,974	55,782
Noninterest expenses	57,847	48,585	176,250	145,381
Income taxes	16,382	10,433	48,617	30,164
Net income	$33,260	$22,170	$96,631	$65,968

PER COMMON SHARE:
Net income:
Basic	$0.48	$0.44	$1.45	$1.31
Diluted	0.48	0.44	1.44	1.31
Cash dividends	$0.32	$0.31	0.96	0.93
Book value			23.90	20.19
Closing market price			$30.93	$28.98
Common shares outstanding:
Actual at period end, net of treasury shares			69,196,992	50,400,944
Weighted average- basic	69,044,876	50,378,613	66,836,396	50,336,741
Weighted average- diluted	69,269,309	50,472,959	67,069,352	50,402,455

FINANCIAL RATIOS:
Return on average assets	1.10%	1.04%	1.12%	1.05%
Return on average shareholders’ equity	7.96%	8.64%	8.22%	8.72%
Average equity to average assets	13.85%	12.05%	13.68%	12.09%
Net interest margin	3.66%	3.65%	3.69%	3.68%

	September 30 2014	September 30 2013	December 31 2013	June 30 2014
PERIOD END BALANCES:
Assets	$12,085,063	$8,513,818	$8,735,324	$12,051,710
Earning assets	10,657,693	7,565,955	7,805,772	10,606,689
Loans, net of unearned income	9,015,903	6,595,495	6,704,583	8,872,435
Loans held for sale	5,773	3,760	4,236	9,466
Investment securities	1,307,242	859,269	889,342	1,282,043
Total deposits	8,753,257	6,605,634	6,621,571	8,746,147
Shareholders’ equity	1,653,673	1,017,711	1,041,732	1,639,283

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended				Year to Date
	September 2014	September 2013	June 2014	March 2014	September 2014	September 2013
Interest & Loan Fees Income (GAAP)	$106,857	$76,705	$104,799	$95,164	$306,820	$228,515
Tax equivalent adjustment	1,572	1,494	1,606	1,608	4,786	4,527

Interest & Fees Income (FTE) (non-GAAP)	108,429	78,199	106,405	96,772	311,606	233,042
Interest Expense	10,939	9,075	10,867	9,862	31,668	27,860

Net Interest Income (FTE) (non-GAAP)	97,490	69,124	95,538	86,910	279,938	205,182

Provision for Loan Losses	4,748	4,777	6,201	4,679	15,628	14,924

Non-Interest Income:
Fees from trust & brokerage services	4,474	4,006	4,641	4,593	13,708	12,206
Fees from deposit services	11,134	10,341	10,902	9,559	31,595	30,173
Bankcard fees and merchant discounts	1,101	1,003	1,127	746	2,974	2,699
Other charges, commissions, and fees	512	599	602	427	1,541	1,786
Income from bank owned life insurance	1,325	1,138	1,445	1,251	4,021	4,712
Mortgage banking income	774	605	438	259	1,471	2,309
Net gain on the sale of bank premises	0	0	0	8,976	8,976	0
Other non-interest revenue	404	542	400	524	1,328	2,279
Net other-than-temporary impairment losses	(4,714)	0	(421)	(639)	(5,774)	(971)
Net gains on sales/calls of investment securities	1,309	101	1	824	2,134	589

Total Non-Interest Income	16,319	18,335	19,135	26,520	61,974	55,782

Non-Interest Expense:
Employee compensation	22,173	17,269	21,546	25,007	68,726	50,830
Employee benefits	4,753	5,842	5,190	5,624	15,567	17,510
Net occupancy	6,400	4,931	6,514	6,435	19,349	14,943
Data processing	3,785	2,880	3,589	3,237	10,611	8,424
Amortization of intangibles	1,054	479	1,104	809	2,967	1,519
OREO expense	1,818	1,535	1,037	2,113	4,968	5,135
FDIC expense	1,981	1,539	2,071	1,507	5,559	4,662
Other expenses	15,883	14,110	16,193	16,427	48,503	42,358

Total Non-Interest Expense	57,847	48,585	57,244	61,159	176,250	145,381

Income Before Income Taxes (FTE) (non-GAAP)	51,214	34,097	51,228	47,592	150,034	100,659

Tax equivalent adjustment	1,572	1,494	1,606	1,608	4,786	4,527

Income Before Income Taxes (GAAP)	49,642	32,603	49,622	45,984	145,248	96,132

Taxes	16,382	10,433	16,375	15,860	48,617	30,164

Net Income	$33,260	$22,170	$33,247	$30,124	$96,631	$65,968

MEMO: Effective Tax Rate	33.00%	32.00%	33.00%	34.49%	33.47%	31.38%

Note: Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP):

Total Non-Interest Income (GAAP)	$16,319	$18,335	$19,135	$26,520	$61,974	$55,782
Less: Net gain on the sale of bank premises (GAAP)	0	0	0	8,976	8,976	0
Less: Net other-than-temporary impairment losses (GAAP)	(4,714)	0	(421)	(639)	(5,774)	(971)
Less: Net gains on sales/calls of investment securities (GAAP)	1,309	101	1	824	2,134	589

Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP)	$19,724	$18,234	$19,555	$17,359	$56,638	$56,164

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	September 30 2014 Q-T-D Average	September 30 2013 Q-T-D Average	September 30 2014	December 31 2013	September 30 2013
Cash & Cash Equivalents	$557,387	$371,642	$591,270	$416,617	$342,039

Securities Available for Sale	1,144,763	711,682	1,162,559	775,284	747,548
Held to Maturity Securities	40,104	42,303	39,969	40,965	42,252
Other Investment Securities	103,875	67,449	104,714	73,093	69,469

Total Securities	1,288,742	821,434	1,307,242	889,342	859,269

Total Cash and Securities	1,846,129	1,193,076	1,898,512	1,305,959	1,201,308

Loans held for sale	6,178	6,116	5,773	4,236	3,760

Commercial Loans	6,814,559	4,777,437	6,863,945	4,926,537	4,816,823
Mortgage Loans	1,781,097	1,462,539	1,787,555	1,460,327	1,464,347
Consumer Loans	371,092	313,094	378,983	326,735	322,681

Gross Loans	8,966,748	6,553,070	9,030,483	6,713,599	6,603,851

Unearned income	(14,352)	(8,080)	(14,580)	(9,016)	(8,356)

Loans, net of unearned income	8,952,396	6,544,990	9,015,903	6,704,583	6,595,495

Allowance for Loan Losses	(74,697)	(74,712)	(75,721)	(74,198)	(74,571)

Goodwill	710,397	375,583	712,065	375,547	375,559
Other Intangibles	22,865	8,805	22,314	8,138	8,588

Total Intangibles	733,262	384,388	734,379	383,685	384,147

Other Real Estate Owned	43,359	43,217	42,432	38,182	42,537
Other Assets	461,218	348,951	463,785	372,877	361,142

Total Assets	$11,967,845	$8,446,026	$12,085,063	$8,735,324	$8,513,818

MEMO: Earning Assets	$10,576,732	$7,537,329	$10,657,693	$7,805,772	$7,565,955

Interest-bearing Deposits	$6,308,323	$4,792,755	$6,214,947	$4,747,051	$4,777,798
Noninterest-bearing Deposits	2,409,687	1,796,258	2,538,310	1,874,520	1,827,836

Total Deposits	8,718,010	6,589,013	8,753,257	6,621,571	6,605,634

Short-term Borrowings	441,184	410,574	474,225	430,754	291,108
Long-term Borrowings	1,102,663	383,786	1,133,255	575,697	533,609

Total Borrowings	1,543,847	794,360	1,607,480	1,006,451	824,717

Other Liabilities	47,899	44,497	70,653	65,570	65,756

Total Liabilities	10,309,756	7,427,870	10,431,390	7,693,592	7,496,107

Preferred Equity	—	—	—	—	—
Common Equity	1,658,089	1,018,156	1,653,673	1,041,732	1,017,711

Total Shareholders’ Equity	1,658,089	1,018,156	1,653,673	1,041,732	1,017,711

Total Liabilities & Equity	$11,967,845	$8,446,026	$12,085,063	$8,735,324	$8,513,818

MEMO: Interest-bearing Liabilities	$7,852,170	$5,587,115	$7,822,427	$5,753,502	$5,602,515

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Year to Date
Quarterly/Year-to-Date Share Data:	September 2014	September 2013	June 2014	March 2014	September 2014	September 2013

Earnings Per Share:
Basic	$0.48	$0.44	$0.48	$0.48	$1.45	$1.31
Diluted	$0.48	$0.44	$0.48	$0.48	$1.44	$1.31

Common Dividend Declared Per Share:	$0.32	$0.31	$0.32	$0.32	$0.96	$0.93

High Common Stock Price	$33.60	$29.45	$32.50	$32.08	$33.60	$29.45
Low Common Stock Price	$30.89	$26.04	$28.19	$28.23	$28.19	$24.46

Average Shares Outstanding (Net of Treasury Stock):
Basic	69,044,876	50,378,613	68,956,123	62,434,749	66,836,396	50,336,741
Diluted	69,269,309	50,472,959	69,154,032	62,707,328	67,069,352	50,402,455

Memorandum Items:

Tax Applicable to Security Sales/Calls	$458	$35	$1	$288	$747	$206

Common Dividends	$22,142	$15,624	$22,130	$22,085	$66,357	$46,842

Dividend Payout Ratio	66.57%	70.47%	66.56%	73.31%	68.67%	71.01%

EOP Share Data:	September 2014	September 2013	June 2014	March 2014

Book Value Per Share	$23.90	$20.19	$23.70	$23.40
Tangible Book Value Per Share (non-GAAP) (1)	$13.29	$12.57	$13.10	$12.78

52-week High Common Stock Price	$33.60	$29.45	$32.71	$32.71
Date	09/19/14	09/25/13	11/29/13	11/29/13
52-week Low Common Stock Price	$28.06	$23.02	$26.04	$24.46
Date	10/08/13	11/16/12	07/01/13	05/01/13

EOP Shares Outstanding (Net of Treasury Stock):	69,196,992	50,400,944	69,163,254	69,055,157

Memorandum Items:

EOP Employees (full-time equivalent)	1,757	1,542	1,758	1,790

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$1,653,673	$1,017,711	$1,639,283	$1,616,123
Less: Total Intangibles	(734,379)	(384,147)	(733,533)	(733,762)

Tangible Equity (non-GAAP)	$919,294	$633,564	$905,750	$882,361
÷ EOP Shares Outstanding (Net of Treasury Stock)	69,196,992	50,400,944	69,163,254	69,055,157
Tangible Book Value Per Share (non-GAAP)	$13.29	$12.57	$13.10	$12.78

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Year to Date
Selected Yields and Net Interest Margin:	September 2014	September 2013	June 2014	March 2014	September 2014	September 2013

Loans	4.43%	4.44%	4.48%	4.50%	4.47%	4.51%
Investment Securities	2.86%	2.76%	2.74%	2.59%	2.73%	2.63%
Money Market Investments/FFS	0.24%	0.26%	0.26%	0.23%	0.24%	0.26%
Average Earning Assets Yield	4.07%	4.12%	4.11%	4.13%	4.10%	4.19%
Interest-bearing Deposits	0.45%	0.54%	0.45%	0.46%	0.45%	0.56%
Short-term Borrowings	0.21%	0.27%	0.23%	0.24%	0.23%	0.24%
Long-term Borrowings	1.31%	2.31%	1.45%	1.56%	1.43%	2.84%
Average Liability Costs	0.55%	0.64%	0.56%	0.56%	0.56%	0.67%
Net Interest Spread	3.52%	3.48%	3.55%	3.57%	3.54%	3.52%
Net Interest Margin	3.66%	3.65%	3.69%	3.70%	3.69%	3.68%

Selected Financial Ratios:

Return on Average Common Equity	7.96%	8.64%	8.16%	8.57%	8.22%	8.72%
Return on Average Assets	1.10%	1.04%	1.13%	1.14%	1.12%	1.05%
Efficiency Ratio (non-GAAP) (1)	46.96%	52.78%	47.69%	50.92%	48.44%	52.49%

Note:
(1) The efficiency ratio used by United reflects certain adjustments from the GAAP based calculation as reconciled below:

Total Non-Interest Expense (GAAP)	$57,847	$48,585	$57,244	$61,159	$176,250	$145,381
Net Interest Income plus Total Non-Interest income (GAAP)	112,237	85,965	113,067	111,822	337,126	256,437
Efficiency Ratio (GAAP)	51.54%	56.52%	50.63%	54.69%	52.28%	56.69%

Total Non-Interest Expense (GAAP)	57,847	48,585	57,244	61,159	176,250	145,381
Less: Amortization of intangibles (GAAP)	1,054	479	1,104	809	2,967	1,519
Less: OREO expense (GAAP)	1,818	1,535	1,037	2,113	4,968	5,135
Less: Merger related expenses and charges (non-GAAP)	(72)	461	211	5,148	5,287	1,559

Total Non-Interest Expense (non-GAAP)	$55,047	$46,110	$54,892	$53,089	$163,028	$137,168

Net Interest Income plus Total Non-Interest income (GAAP)	$112,237	$85,965	$113,067	$111,822	$337,126	$256,437
Plus: Tax equivalent adjustment (non-GAAP)	1,572	1,494	1,606	1,608	4,786	4,527
Less: Net gain on the sale of bank premises (GAAP)	0	0	0	8,976	8,976	0
Less: Net other-than-temporary impairment losses (GAAP)	(4,714)	0	(421)	(639)	(5,774)	(971)
Less: Net gains on sales/calls of investment securities (GAAP)	1,309	101	1	824	2,134	589

Net Interest Income plus Total Non-Interest income (non-GAAP)	$117,214	$87,358	$115,093	$104,269	$336,576	$261,346
Efficiency Ratio (non-GAAP)	46.96%	52.78%	47.69%	50.92%	48.44%	52.49%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Selected Financial Ratios:	September 2014	September 2013	December 2013	June 2014	March 2014

Loan / Deposit Ratio	103.00%	99.85%	101.25%	101.44%	102.17%
Allowance for Loan Losses/ Loans, Net of Unearned Income	0.84%	1.13%	1.11%	0.85%	0.85%
Allowance for Credit Losses (1)/ Loans, Net of Unearned Income	0.86%	1.16%	1.14%	0.87%	0.87%
Nonaccrual Loans / Loans, Net of Unearned Income	0.75%	1.00%	0.92%	0.62%	0.69%
90-Day Past Due Loans/ Loans, Net of Unearned Income	0.19%	0.15%	0.16%	0.21%	0.32%
Non-performing Loans/ Loans, Net of Unearned Income	1.09%	1.26%	1.21%	0.98%	1.10%
Non-performing Assets/ Total Assets	1.16%	1.48%	1.37%	1.08%	1.18%
Primary Capital Ratio	14.23%	12.74%	12.69%	14.15%	14.15%
Shareholders’ Equity Ratio	13.68%	11.95%	11.93%	13.60%	13.60%
Price / Book Ratio	1.29x	1.44x	1.52x	1.36x	1.31x
Price / Earnings Ratio	16.10x	16.49x	18.52x	16.81x	15.93x

Asset Quality Data:	September 2014	September 2013	December 2013	June 2014	March 2014

EOP Non-Accrual Loans	$67,715	$66,081	$61,928	$55,150	$60,207
EOP 90-Day Past Due Loans	16,692	9,697	11,044	18,417	27,812
EOP Restructured Loans	13,502	7,342	8,157	13,648	8,106

Total EOP Non-performing Loans	$97,909	$83,120	$81,129	$87,215	$96,125

EOP Other Real Estate Owned	42,432	42,537	38,182	43,232	43,792

Total EOP Non-performing Assets	$140,341	$125,657	$119,311	$130,447	$139,917

	Three Months Ended				Year to Date
Allowance for Credit Losses:(1)	September 2014	September 2013	June 2014	March 2014	September 2014	September 2013
Beginning Balance	$77,416	$76,619	$76,464	$76,341	$76,341	$75,557
Provision for Credit Losses (3)	3,784	4,928	6,516	4,662	14,962	15,464

	81,200	81,547	82,980	81,003	91,303	91,021
Gross Charge-offs	(4,403)	(5,152)	(7,244)	(5,348)	(16,995)	(15,644)
Recoveries	401	372	1,680	809	2,890	1,390

Net Charge-offs	(4,002)	(4,780)	(5,564)	(4,539)	(14,105)	(14,254)

Ending Balance	$77,198	$76,767	$77,416	$76,464	$77,198	$76,767

Notes:

(1)	Includes allowances for loan losses and lending-related commitments.
(2)	Restructured loans with an aggregate balance of $820, $827, $844 and $861 at September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above. No restructured loans were on nonaccrual status at September 30, 2013.
(3)	Includes the Provision for Loan Losses and a provision for lending-related commitments included in Other Expenses.